As filed with the Securities and Exchange Commission on August 3, 2012

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

REGISTRATION STATEMENT

UNDER

SCHEDULE B

OF

THE SECURITIES ACT OF 1933

United Mexican States

(Name of Registrant)

Name and Address of Authorized Representative in the United States:

Donald J. Puglisi

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

Copies to:

Wanda J. Olson Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006	Christopher L. Mann Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement becomes effective.

The securities being registered are to be offered on a delayed or continuous basis pursuant to Release Nos. 33-6240 and 33-6424 under the Securities Act of 1933.

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee
Debt Securities and/or Warrants	U.S. $743,852,000	100%	U.S. $743,852,000	U.S. $85,245.44

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Exclusive of accrued interest, if any.

The securities being registered for an offering pursuant to Rule 462(b) under the Securities Act are additional securities registered under the Registrant’s Securities Act registration statement No. 333-179186, under which an aggregate amount of U.S. $3,719,260,090 is available to be sold as of the date of this filing.

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE UPON FILING WITH THE SECURITIES AND EXCHANGE COMMISSION IN ACCORDANCE WITH RULE 462(b) UNDER THE SECURITIES ACT OF 1933.

EXPLANATORY NOTE

This registration statement is being filed with respect to the registration of additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended. The contents of the earlier effective registration statement No. 333-179186 are incorporated in this registration statement by reference.

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CONTENTS

This registration statement comprises:

I.	The facing sheet.

II.	The following exhibits:

A.	Form of Amended and Restated Selling Agency Agreement.*

B.	Form of Underwriting Agreement.**

C.	Fiscal Agency Agreement, dated as of September 1, 1992, between the United Mexican States and Citibank, N.A., and Form of Amendment No. 1 thereto, dated as of November 28, 1995.**

D.	Form of Amendment No. 2 to Fiscal Agency Agreement, dated as of March 3, 2003.***

E.	Form of Authorization Certificate, pursuant to Section 1(b) of the Fiscal Agency Agreement, including certain forms of Medium-Term Notes.*

F.	Form of Warrant Agreement.****

G.	Form of Warrant.****

H.	Exchange Rate Agency Agreement, dated as of December 3, 1993, between the United Mexican States and Citibank, N.A.; Amendment No. 1 thereto, dated as of August 17, 1994, and Form of Amendment No. 2 thereto, dated as of November 28, 1995.**

I.	Calculation Agency Agreement, dated as of December 3, 1993, between the United Mexican States and Citibank, N.A.; Amendment No. 1 thereto, dated as of August 17, 1994, and Form of Amendment No. 2 thereto, dated as of November 28, 1995.**

J.	Opinion of the Deputy Federal Fiscal Attorney for Financial Affairs of the Ministry of Finance and Public Credit of the United Mexican States with respect to Medium-Term Notes.****

K.	Opinion of Cleary Gottlieb Steen & Hamilton LLP.

L.	Consent of Alejandro Díaz de León Carrillo, Deputy Undersecretary for Public Credit of the Ministry of Finance and Public Credit of the United Mexican States. (Included on page II-2)

*	Filed as an exhibit to registration statement No. 33-151501 and incorporated by reference herein.

**	Filed as an exhibit to registration statement No. 33-99518 and incorporated by reference herein.

***	Filed as an exhibit to Amendment No. 5 to the United Mexican States Annual Report on Form 18-K for its Fiscal Year ended December 31, 2001 and incorporated by reference herein.

****	To be filed by post-effective amendment or in a report filed under the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement.

SIGNATURE PAGE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, the United Mexican States, has duly caused this registration statement or amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mexico, Federal District, Mexico on the 3rd day of August, 2012.

By:	/S/ ALEJANDRO DÍAZ DE LEÓN CARRILLO
Alejandro Díaz de León Carillo Deputy Undersecretary for Public Credit of the Ministry of Finance and Public Credit of the United Mexican States

SIGNATURE OF AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this registration statement or amendment to registration statement in the City of Newark, Delaware, on the 3rd day of August, 2012.

By:	/S/ DONALD J. PUGLISI
Donald J. Puglisi Authorized Representative

INDEX TO EXHIBITS

Exhibits		Sequential page number
A.	Form of Amended and Restated Selling Agency Agreement.*

B.	Form of Underwriting Agreement.**

C.	Fiscal Agency Agreement, dated as of September 1, 1992, between the United Mexican States and Citibank, N.A., and Form of Amendment No. 1 thereto, dated as of November 28, 1995.**

D.	Form of Amendment No. 2 to Fiscal Agency Agreement, dated as of March 3, 2003.***

E.	Form of Authorization Certificate, pursuant to Section 1(b) of the Fiscal Agency Agreement, including certain forms of Medium-Term Notes.*

F.	Form of Warrant Agreement.****

G.	Form of Warrant.****

H.	Exchange Rate Agency Agreement, dated as of December 3, 1993, between the United Mexican States and Citibank, N.A.; Amendment No. 1 thereto, dated as of August 17, 1994, and Form of Amendment No. 2 thereto, dated as of November 28, 1995.**

I.	Calculation Agency Agreement, dated as of December 3, 1993, between the United Mexican States and Citibank, N.A.; Amendment No. 1 thereto, dated as of August 17, 1994, and Form of Amendment No. 2 thereto, dated as of November 28, 1995.**

J.	Opinion of the Deputy Federal Fiscal Attorney for Financial Affairs of the Ministry of Finance and Public Credit of the United Mexican States with respect to Medium-Term Notes.****

K.	Opinion of Cleary Gottlieb Steen & Hamilton LLP.

L.	Consent of Alejandro Díaz de León Carrillo, Deputy Undersecretary for Public Credit of the Ministry of Finance and Public Credit of the United Mexican States. (Included on page II-2)

*	Filed as an exhibit to registration statement No. 33-151501 and incorporated by reference herein.

**	Filed as an exhibit to registration statement No. 33-99518 and incorporated by reference herein.

***	Filed as an exhibit to Amendment No. 5 to the United Mexican States Annual Report on Form 18-K for its Fiscal Year ended December 31, 2001 and incorporated by reference herein.

****	To be filed by post-effective amendment or in a report filed under the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement.

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